SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


 Date of Report(Date of Earliest Event Reported): August 31, 2000


                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078        84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


4340 East Kentucky Ave, Suite 418, Glendale, Colorado 80246
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)

ITEM 5. Other Events

Nova Natural Resources Corporation ("Nova" or "the Company") reported on April 24, 2000 that it had signed a Letter of Intent with Torita Donghao LLC ("Torita Delaware"), a Delaware Corporation by which Torita Delaware will acquire control of the Company. Torita Delaware is a wholly-owned subsidiary of Torita Group of the People's Republic of China ("PRC").

The Letter of Intent was to expire on June 21, 2000. As reported by Nova on June 21, Torita Delaware and Nova agreed to extend the expiration date of the Letter of Intent to July 31. On July 14, the Company reported that Torita Delaware and Nova agreed to extend the expiration date of the Letter of Intent to August 31, 2000.

The parties agreed to extend the expiration date because the Company required additional time to complete its due diligence, including a review of Torita Delaware's audited financial statements for the two years ended December 31, 1999 and 1998. At July 14, 2000, the audit of Torita Delaware's financial statements was not yet completed, and the Company extended to Torita Delaware additional time to complete its audit.

Torita Delaware recently informed the Company that field work has not yet begun and completion of the audit is at least four weeks away. Moreover, a firm completion date cannot currently be established.

The Company has determined to postpone further due diligence activities until completion of the Torita Delaware audit. When and if that audit is complete and the Company has reviewed audited financial statements and satisfactorily completed its due diligence activities, the majority of which must take place in China, it will be able to determine whether to sign a definitive agreement with Torita Delaware, and, thereupon, prepare proxy materials and schedule a shareholders' meeting. However, there can be no assurance that this transaction will be completed, or if completed, that the terms will be as presently contemplated. The Company may decide, on the basis of time delays alone, to terminate its discussions with Torita Delaware and enter into an agreement with another potential candidate.

The Company intends to continue its discussions with Torita Delaware. However, in view of the uncertain timing of completion of the Torita Delaware audit and further due diligence by the Company, Nova Management has determined that it is prudent to attempt to locate and initiate discussions with other potential merger candidates. Accordingly, the expiration date of the Letter of Intent will not be further extended, and the Letter of Intent will expire on August 31, 2000.




Nova Natural Resources Corporation
(Registrant)

BY: /s/ Brian B. Spillane
    ________________________________
    Brian B. Spillane, President


BY: /s/ James R. Schaff
    ________________________________
    James R. Schaff, Secretary-Treasurer